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                                                                    EXHIBIT 23.1

         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
K-Tron International, Inc.

We have issued our report dated February 11, 2004, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of K-Tron International, Inc. and Subsidiaries on Form 10-K for the year ended January 3, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-Tron International, Inc. and Subsidiaries on Forms S-8 (File No. 333-52523, effective May 13, 1998; File No. 333-26531 effective May 6, 1997; File No. 33-07921, effective February 15, 1991 and File No. 33-39039 effective February 15, 1991).

Philadelphia, Pennsylvania                    GRANT THORNTON LLP
March 29, 2004